Exhibit 99.1

News from Xerox

For Immediate Release
Xerox Corporation
201 Merritt 7
Norwalk, CT   06851-1056
Tel    +1-203-968-3000
Xerox Reports First-Quarter 2018 Results

First Quarter 2018 Highlights

•	Strong start to operating cash flow, at $216 million in the quarter

•	Continued revenue growth in managed document services and Global Imaging Systems operations

•	Adjusted operating margin of 10.4 percent, down 0.6 points year-over-year; operating margin, excluding equity income, up 0.5 points

•	Core operating profit, excluding equity income, grew 5 percent year-over-year

NORWALK, Conn., May 2, 2018 - Xerox (NYSE: XRX) today announced its first-quarter 2018 financial results.

“In the first quarter of 2018, we grew adjusted operating profit year-over-year, excluding equity income, and continued to generate significant cash flow,” said Bill Osbourn, chief financial officer, Xerox. “The entire Xerox team is keenly focused on continuing to lead in our markets, serving our customers well, and generating strong shareholder returns.”

First Quarter 2018 Financial Results

•
Earnings Per Share: GAAP earnings per share (EPS) from continuing operations of 8 cents, down 8 cents compared to the same period in 2017, primarily due to lower equity income (including the Xerox share of a Fuji Xerox restructuring charge) partially offset by higher pre-tax profit. Adjusted EPS of 68 cents, an increase of 1 cent year over year, reflects:

•	a 3 cent increase from higher adjusted operating profits, excluding equity income; includes a negative impact from the early termination of a real estate lease

•	a 10 cent increase from Other expenses, net, driven by a gain from a non-core asset sale and lower interest expense partially offset by:

•	a 1 cent decrease from higher adjusted tax rate

•	an 11 cent decrease from equity income from unconsolidated affiliates, adjusted to exclude our share of Fuji Xerox’s restructuring charge

•	Total Revenue: $2,435 million, down 0.8 percent year-over-year or 4.6 percent in constant currency

•	Equipment Sale Revenue: $499 million, down 2.7 percent or 6.4 percent in constant currency

•	Post Sale Revenue: $1,936 million, down 0.3 percent or 4.1 percent in constant currency. Post sale revenue was 80 percent of total revenue

•	Adjusted Operating Margin: Adjusted operating margin of 10.4 percent, down 0.6 points year-over-year; operating margin, excluding equity income, was 9.9 percent, up 0.5 points year-over-year

•	Cash Balance: $1,398 million at the end of the first quarter of 2018

•	Cash Flow: Operating cash flow of $216 million; free cash flow of $198 million, up 24 percent year-over-year

•	Dividend: Returned $67 million to shareholders through dividends

Xerox owns a noncontrolling 25 percent equity interest in Fuji Xerox, the company’s joint venture with Fujifilm. During the first quarter, Xerox’s equity income was a loss of $68 million, down $108 million from the prior year. This included a $28 million charge associated with its share of a Fuji Xerox charge (of JPY 12 billion) related to the correction of adjustments and misstatements identified in connection with the completion of audits of Fuji Xerox’s fiscal year-end financial statements for the years ended March 31, 2016 and 2017, as well as the review of Fuji Xerox’s unaudited interim financial statements for the nine months ended December 31, 2017 and 2016. These adjustments and misstatements are incremental to those identified by the independent investigation of Fuji Xerox’s accounting practices completed in the second quarter 2017.

Full Year 2018 Guidance
Xerox is not providing 2018 guidance due to the pending Director Appointment, Nomination and Settlement Agreement with Carl Icahn and Darwin Deason, among others. For additional information on the settlement, please refer to Financial Review - Recent Developments attached to this release.

In the normal course of business, absent recent events, the company would have reaffirmed its full-year guidance on revenue, adjusted operating margin, cash flow and adjusted EPS.

First Quarter 2018 Business Highlights
Xerox continues to execute on its strategy and deliver innovative technologies that help its customers and channel partners communicate and work better, and improve their business performance.

•
Xerox’s managed document services will enable the U.S. Air Force to gain transparency, security and cost efficiency in its document environment. The company will optimize all aspects of the Air Force’s document infrastructure - including print, scan and fax - as well as provide a help desk and management of servers to deliver a comprehensive document infrastructure.

•
The company continues to enable its graphic communications customers to grow their businesses by targeting new markets. Commercial printer i3logix will use the capabilities of Xerox’s Rialto® and Versant® presses to pursue new revenue streams to maintain their 20 to 25 percent annual growth rate.

•
Rhyme and Proven Business Systems, two multi-brand document technology dealers, joined the Xerox channel partner program to help address their customers’ office equipment needs. The partners cited the potential to expand their business by selling the full Xerox portfolio, including office and production technology, to existing and prospective customers.

Additional First-Quarter Earnings Information
Xerox has shared an earnings presentation and remarks from Chief Financial Officer Bill Osbourn on its website. The company will not be hosting a first quarter earnings announcement conference call and live webcast.

About Xerox
Xerox Corporation is a technology leader that innovates the way the world communicates, connects and works. We understand what’s at the heart of sharing information - and all of the forms it can take. We embrace the integration of paper and digital, the increasing requirement for mobility, and the need for seamless integration between work and personal worlds. Every day, our innovative print technologies and intelligent work solutions help people communicate and work better. Discover more at www.xerox.com and follow us on Twitter at @Xerox.

Non-GAAP Measures:
This release refers to the following non-GAAP financial measures for the first-quarter 2018:

•
Adjusted EPS, which excludes restructuring and related costs (including our share of Fuji Xerox restructuring), the amortization of intangibles, non-service retirement-related costs, transaction and related costs and other discrete adjustments.

•	Adjusted operating margin, which excludes the remainder of Other expenses, net in addition to the EPS adjustments noted above and includes equity income, as adjusted.

•	Adjusted effective tax rate, which excludes the EPS adjustments noted above.

•	Constant currency revenue growth, which excludes the effects of currency translation.

•
Free cash flow, which is cash flow from continuing operations less capital expenditures (including internal use software). Prior year cash flow from operations was also adjusted for collections on beneficial interest received in the sale of receivables.

Refer to the “Non-GAAP Financial Measures” section of this release for a discussion of these non-GAAP measures and their reconciliation to the reported GAAP measure.

Forward-Looking Statements

Cautionary Statement Regarding Forward-Looking Statements
This release, and other written or oral statements made from time to time by management contain “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. The words “anticipate”, “believe”, “estimate”, “expect”, “intend”, “will”, “should” and similar expressions, as they relate to us, are intended to identify forward-looking statements. These statements reflect management’s current beliefs, assumptions and expectations and are subject to a number of factors that may cause actual results to differ materially. Such factors include but are not limited to: our ability to address our business challenges in order to reverse revenue declines, reduce costs and increase productivity so that we can invest in and grow our business; changes in economic and political conditions, trade protection measures, licensing requirements and tax laws in the United States and in the foreign countries in which we do business; changes in foreign currency exchange rates; our ability to successfully develop new products, technologies and service offerings and to protect our intellectual property rights; the risk that multi-year contracts with governmental entities could be terminated prior to the end of the contract term and that civil or criminal penalties and administrative sanctions could be imposed on us if we fail to comply with the terms of such contracts and applicable law; the risk that partners, subcontractors and software vendors will not perform in a timely, quality manner; actions of competitors and our ability to promptly and effectively react to changing technologies and customer expectations; our ability to obtain adequate pricing for our products and services and to maintain and improve cost efficiency of operations, including savings from restructuring actions; the risk that individually identifiable information of customers, clients and employees could be inadvertently disclosed or disclosed as a result of a breach of our security systems; reliance on third parties, including subcontractors, for manufacturing of products and provision of services; our ability to manage changes in the printing environment and expand equipment placements; interest rates, cost of borrowing and access to credit markets; funding requirements associated with our employee pension and retiree health benefit plans; the risk that our operations and products may not comply with applicable worldwide regulatory requirements, particularly environmental regulations and directives and anti-corruption laws; the outcome of litigation and regulatory proceedings to which we may be a party; the outcome of our process to evaluate all strategic alternatives to maximize shareholder value, including terminating or restructuring Xerox's relationship with FUJIFILM Holdings Corporation ("Fujifilm") and the proposed transaction with Fujifilm;

and other factors that are set forth in the “Risk Factors” section, the “Legal Proceedings” section, the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section and other sections of our 2017 Annual Report on Form 10-K, as well as our Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with the SEC. Xerox assumes no obligation to update any forward looking statements as a result of new information or future events or developments, except as required by law.

Fuji Xerox Co., Ltd. (“Fuji Xerox”) is a joint venture between Xerox and Fujifilm in which Xerox holds a noncontrolling 25% equity interest and Fujifilm holds the remaining equity interest. Given our status as a minority investor, we have limited contractual and other rights to information with respect to Fuji Xerox matters. In April 2017, Fujifilm formed an independent investigation committee (the “IIC”) to primarily conduct a review of the appropriateness of the accounting practices at Fuji Xerox’s New Zealand subsidiary and at other subsidiaries. The IIC completed its review during the second quarter 2017 and identified aggregate adjustments to Fuji Xerox’s financial statements of approximately JPY 40 billion (approximately $360 million) primarily related to misstatements at Fuji Xerox’s New Zealand and Australian subsidiaries. We determined that our share of the total adjustments identified as part of the investigation was approximately $90 million and impacted our fiscal years 2009 through 2017. We revised our previously issued annual and interim consolidated financial statements for 2014, 2015 and 2016 and the first quarter of 2017. However, Fujifilm and Fuji Xerox continue to review Fujifilm’s oversight and governance of Fuji Xerox as well as Fuji Xerox’s oversight and governance over its businesses in light of the findings of the IIC.

In 2018, in connection with the completion of audits of Fuji Xerox’s fiscal year-end financial statements as of and for the years ended March 31, 2016 and 2017, as well as the review of Fuji Xerox’s unaudited interim financial statements as of and for the nine months ended December 31, 2017 and 2016, additional adjustments and misstatements were identified. These additional adjustments and misstatements were to the net income of Fuji Xerox for the period from 2010 through 2017 previously revised for the items identified by the IIC noted above. At this time, we can provide no assurances relative to the outcome of any potential governmental investigations or any consequences thereof that may happen as a result of this matter.

-XXX-

Media Contact:
Carl Langsenkamp, Xerox, +1-585-423-5782, carl.langsenkamp@xerox.com

Investor Contact:
Jennifer Horsley, Xerox, +1-203-849-2656, jennifer.horsley@xerox.com

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Xerox®, Xerox and Design®, Rialto® and Versant® are trademarks of Xerox in the United States and/or other countries.

Xerox Corporation
Condensed Consolidated Statements of Income (Unaudited)

	Three Months Ended March 31,
(in millions, except per-share data)	2018	2017
Revenues
Sales	$933	$936
Services, maintenance and rentals	1,431	1,442
Financing	71	76
Total Revenues	2,435	2,454
Costs and Expenses
Cost of sales	563	565
Cost of services, maintenance and rentals	868	881
Cost of financing	34	33
Research, development and engineering expenses	100	111
Selling, administrative and general expenses	628	634
Restructuring and related costs	28	118
Amortization of intangible assets	12	14
Transaction and related costs	36	—
Other expenses, net	32	114
Total Costs and Expenses	2,301	2,470
Income (Loss) before Income Taxes & Equity Income(1)	134	(16)
Income tax expense (benefit)	40	(24)
Equity in net (loss) income of unconsolidated affiliates(2)	(68)	40
Income from Continuing Operations	26	48
Loss from discontinued operations, net of tax	—	(6)
Net Income	26	42
Less: Net income attributable to noncontrolling interests	3	2
Net Income Attributable to Xerox	$23	$40

Amounts Attributable to Xerox:
Net income from continuing operations	$23	$46
Loss from discontinued operations, net of tax	—	(6)
Net Income Attributable to Xerox	$23	$40

Basic Earnings (Loss) per Share:
Continuing operations	$0.08	$0.17
Discontinued operations	—	(0.03)
Total Basic Earnings per Share	$0.08	$0.14
Diluted Earnings (Loss) per Share:
Continuing operations	$0.08	$0.16
Discontinued operations	—	(0.02)
Total Diluted Earnings per Share	$0.08	$0.14
____________________________
(1) Referred to as “Pre-Tax Income (Loss)” throughout the remainder of this document.
(2) Equity in net (loss) income of unconsolidated affiliates has been revised for the prior year period. Refer to Appendix III for additional information on this revision.

Xerox Corporation
Condensed Consolidated Statements of Comprehensive Income (Unaudited)

	Three Months Ended March 31,
(in millions)	2018	2017
Net income	$26	$42
Less: Net income attributable to noncontrolling interests	3	2
Net Income Attributable to Xerox	23	40

Other Comprehensive Income, Net:
Translation adjustments, net	176	133
Unrealized gains, net	17	8
Changes in defined benefit plans, net	18	26
Other Comprehensive Income, Net	211	167
Less: Other comprehensive income, net attributable to noncontrolling interests	—	1
Other Comprehensive Income, Net Attributable to Xerox	211	166

Comprehensive Income, Net	237	209
Less: Comprehensive income, net attributable to noncontrolling interests	3	3
Comprehensive Income, Net Attributable to Xerox	$234	$206

Xerox Corporation
Condensed Consolidated Balance Sheets (Unaudited)

(in millions, except share data in thousands)	March 31, 2018	December 31, 2017
Assets
Cash and cash equivalents	$1,398	$1,293
Accounts receivable, net	1,326	1,357
Billed portion of finance receivables, net	106	112
Finance receivables, net	1,301	1,317
Inventories	1,001	915
Other current assets	254	236
Total current assets	5,386	5,230
Finance receivables due after one year, net	2,278	2,323
Equipment on operating leases, net	448	454
Land, buildings and equipment, net	602	629
Investments in affiliates, at equity	1,378	1,404
Intangible assets, net	257	268
Goodwill	3,973	3,930
Deferred tax assets	942	1,026
Other long-term assets	911	682
Total Assets	$16,175	$15,946
Liabilities and Equity
Short-term debt and current portion of long-term debt	$678	$282
Accounts payable	1,188	1,108
Accrued compensation and benefits costs	427	444
Accrued expenses and other current liabilities	859	907
Total current liabilities	3,152	2,741
Long-term debt	4,811	5,235
Pension and other benefit liabilities	1,536	1,595
Post-retirement medical benefits	651	662
Other long-term liabilities	229	206
Total Liabilities	10,379	10,439

Convertible Preferred Stock	214	214

Common stock	255	255
Additional paid-in capital	3,908	3,893
Retained earnings	4,927	4,856
Accumulated other comprehensive loss	(3,537)	(3,748)
Xerox shareholders’ equity	5,553	5,256
Noncontrolling interests	29	37
Total Equity	5,582	5,293
Total Liabilities and Equity	$16,175	$15,946
Shares of common stock issued and outstanding	254,679	254,613

Xerox Corporation
Condensed Consolidated Statements of Cash Flows (Unaudited)

	Three Months Ended March 31,
(in millions)	2018	2017
Cash Flows from Operating Activities:
Net income	$26	$42
Loss from discontinued operations, net of tax	—	6
Income from continuing operations	26	48
Adjustments required to reconcile net income to cash flows from operating activities:
Depreciation and amortization	163	133
Provision for receivables	13	13
Provision for inventory	4	5
Net gain on sales of businesses and assets	(16)	—
Undistributed equity in net income of unconsolidated affiliates	68	(40)
Stock-based compensation	16	13
Restructuring and asset impairment charges	28	108
Payments for restructurings	(54)	(58)
Defined benefit pension cost	27	62
Contributions to defined benefit pension plans	(38)	(23)
Decrease (increase) in accounts receivable and billed portion of finance receivables	46	(77)
Increase in inventories	(87)	(58)
Increase in equipment on operating leases	(56)	(52)
Decrease in finance receivables	85	65
Increase in other current and long-term assets	(42)	(57)
Increase in accounts payable and accrued compensation	12	21
Increase (decrease) in other current and long-term liabilities	1	(1)
Net change in income tax assets and liabilities	13	(41)
Net change in derivative assets and liabilities	(6)	55
Other operating, net	13	16
Net cash provided by operating activities of continuing operations	216	132
Net cash used in operating activities of discontinued operations	—	(80)
Net cash provided by operating activities	216	52
Cash Flows from Investing Activities:
Cost of additions to land, buildings and equipment	(9)	(17)
Proceeds from sales of land, buildings and equipment	16	1
Cost of additions to internal use software	(9)	(9)
Acquisitions, net of cash acquired	—	(11)
Collections of deferred proceeds from sales of receivables	—	48
Collections on beneficial interest from sales of finance receivables	—	6
Other investing, net	—	(29)
Net cash used in investing activities	(2)	(11)
Cash Flows from Financing Activities:
Net payments on debt	(37)	(1,324)
Common stock dividends	(64)	(81)
Preferred stock dividends	(3)	(6)
Repurchases related to stock-based compensation	(1)	(7)
Payments to noncontrolling interests	(12)	(1)
Other financing	—	161
Net cash used in financing activities	(117)	(1,258)

Effect of exchange rate changes on cash, cash equivalents and restricted cash	9	9
Increase (decrease) in cash, cash equivalents and restricted cash	106	(1,208)
Cash, cash equivalents and restricted cash at beginning of period	1,368	2,402
Cash, Cash Equivalents and Restricted Cash at End of Period	$1,474	$1,194

Financial Review
Fuji Xerox Transaction
Recent Developments
Director Appointment, Nomination and Settlement Agreement
In February 2018, five complaints, including four purported class actions, were filed by Xerox shareholders in the Supreme Court of the State of New York, New York County ("Court") alleging, among other things, that Xerox's directors had breached their fiduciary duties in negotiating, approving, and purportedly making false and misleading disclosures about the proposed transaction between Xerox and FUJIFILM Holdings Corporation (“Fujifilm”) described below under "Fuji Xerox Transaction Overview" (“Fuji Transaction”). On April 27, 2018, the Court granted a preliminary injunction prohibiting the parties from taking any further action to consummate the transaction.
On May 1, 2018, Xerox entered into a Director Appointment, Nomination and Settlement Agreement (the “Settlement Agreement”) with Carl Icahn and Darwin Deason, among others, that resolves the pending proxy contest in connection with Xerox’s 2018 Annual Meeting of Shareholders, as well as the ongoing litigation against Xerox and its directors related to the proposed Fuji Transaction. The agreement will become effective upon execution by the Court of stipulations discontinuing these litigations as to the Xerox defendants (the “Effective Time”). The agreement will automatically terminate if the Court does not act before 8:00 p.m. ET on May 3, 2018.
Pursuant to the terms of the Settlement Agreement, at the Effective Time, Xerox agreed to take all necessary action first, (i) to increase the size of the Board of Directors of the Company (the “Board”) from 10 members to 16 members, second (ii) to appoint Messrs. Keith Cozza, Nicholas Graziano, Scott Letier, Jay Firestone, Randolph Read and John Visentin to the Board, third (iii) to procure and accept the resignations of each of Messrs. Robert J. Keegan, Charles Prince, William Curt Hunter and Stephen H. Rusckowski and Mses. Ann N. Reese and Sara Martinez Tucker from the Board, and fourth (iv) to decrease the size of the Board from 16 members to 9 members. Additionally, at the Effective Time, Mr. Jeffrey Jacobson is required to resign as Chief Executive Officer of the Company and as a member of the Board.
As part of the agreement, Xerox and Carl Icahn will withdraw their respective nominations of any other director candidates for election at the 2018 Annual Meeting of Shareholders.
Overview
On January 31, 2018, Xerox entered into (i) a Redemption Agreement with FUJIFILM Holdings Corporation, a Japanese company (“Fujifilm”), and Fuji Xerox Co., Ltd., a Japanese company, in which, Xerox indirectly holds a 25% equity interest while Fujifilm holds the remaining 75% equity interest (“Fuji Xerox”), and (ii) a Subscription Agreement with Fujifilm (collectively, the “Transaction Agreements”). The Transaction Agreements provide that, on the terms and subject to the conditions set forth in the Transaction Agreements, among other things:
Redemption and Issuance
Fuji Xerox will redeem most of the shares of Fuji Xerox owned by Fujifilm in exchange for cash. Immediately following the Redemption, Fujifilm will contribute to Xerox the cash it received in the Redemption and all shares of Fuji Xerox still held by Fujifilm after giving effect to the Redemption and, in exchange therefore, Xerox will issue to Fujifilm a number of shares of Xerox common stock such that Fujifilm will own 50.1% of the Xerox common stock, on a fully diluted basis, at the closing of the transactions (the “Closing”), a portion of which will be held in escrow in accordance with the terms of the Transaction Agreements. As a result of the transactions contemplated by the Transaction Agreements (referred to herein as the "combination"), Fuji Xerox will become a wholly owned subsidiary of Xerox and Xerox will become a direct, majority owned subsidiary of Fujifilm (with the remainder of Xerox continuing to be owned by Xerox’s existing shareholders). The escrowed shares will be released from escrow upon, among other things, (i) the conversion of any shares of Xerox Series B Convertible Perpetual Preferred Stock into Xerox common stock or (ii) the issuance of any Xerox common stock in respect of any performance shares, options that were not in-the-money options or restricted stock units that remain unvested as of two business days prior to the Closing. If the events that could give rise to a release of the escrow shares to Fujifilm can no longer reasonably be expected to occur, then the escrow shares will be transferred back to the combined company (“new Fuji Xerox”) and thereafter cancelled. Prior to their release, Fujifilm, as the holder of the escrow shares, will be required to vote such shares in the same proportion as all of the outstanding shares of Xerox common stock that are not escrowed shares are voted (for or against, not voted, or abstained as the case may be) and to return to new Fuji Xerox any distributions of dividends received in respect thereof.
Special Dividend

In connection with the combination, subject to applicable law, Xerox will declare a special one-time cash dividend of $2.5 billion, in the aggregate, to the holders of record of Xerox common stock on the record date for the special dividend. The amount of the special dividend is currently estimated to be approximately $9.80 per share of Xerox common stock (based on the shares of Xerox common stock outstanding as of March 31, 2018). The special dividend will be paid immediately prior to the Closing and funded by a new borrowing as discussed below under “Bridge Facility". Fujifilm will not be a shareholder of Xerox as of the record date for the special dividend and therefore will not receive any payment in respect thereof.
Fuji Xerox has been determined to be the accounting acquirer and Xerox to be the accounting acquiree under the acquisition method of accounting based on various considerations. As noted above, immediately following the Closing, Fujifilm, the former parent of Fuji Xerox, is expected to own approximately 50.1% of the fully diluted capital stock of new Fuji Xerox and the other Xerox shareholders are expected to own approximately 49.9%. Further, pursuant to the Shareholders Agreement, to be entered into by Xerox and Fujifilm at Closing (the “Shareholders Agreement”), the board of directors of new Fuji Xerox will have twelve directors, which will initially be composed of seven individuals designated by Fujifilm (including the current CEO of Xerox) and five individuals from among the members of the board of directors of Xerox immediately prior to Closing designated by Xerox in consultation with and subject to reasonable approval by Fujifilm. Accordingly, the combination is expected to be accounted for as a reverse acquisition as per ASC Topic 805-40 - Business Combinations - Reverse Acquisitions.
Bridge Facility
On January 31, 2018, Xerox entered into a Commitment Letter with Citigroup Global Markets Inc. and Morgan Stanley Senior Funding, Inc., which provides a commitment, subject to the satisfaction of customary conditions, for a $2.5 billion unsecured bridge loan facility. This facility would be available for Xerox to pay the special one-time cash dividend of $2.5 billion to existing shareholders of Xerox as described herein.  Xerox has not borrowed funds nor does it currently plan to borrow funds under this facility, rather, prior to closing, Xerox intends to secure alternative financing to meet its obligation to pay the special dividend. At March 31, 2018, we had approximately $11 million of debt issuance costs deferred in connection with this facility, which are currently being amortized over the remainder of the year, and another $6 million was paid in the second quarter 2018. Xerox may also secure financing to fund approximately $350 million required to settle certain of Xerox's obligations in respect of unfunded supplemental pension plans and deferred compensation plans which will accelerate in connection with the combination (such accelerated payments, also referred to as the "change-in-control payments").
Fuji Xerox Adjustments
As previously disclosed, in April 2017 Fujifilm publicly announced it had formed an independent investigation committee ("IIC") to conduct a review of the appropriateness of the accounting practices at Fuji Xerox’s New Zealand subsidiary related to the recovery of receivables associated with certain bundled leasing transactions that occurred in, or prior to, Fuji Xerox’s fiscal year ending March 31, 2016. The IIC’s review, completed during the second quarter 2017, identified total aggregate adjustments to Fuji Xerox's financial statements of approximately JPY 40 billion (approximately $360 million based on the Yen/U.S. Dollar spot exchange rate at March 31, 2017 of 111.89). The adjustments identified by the IIC primarily related to misstatements at Fuji Xerox's New Zealand subsidiary as well as their Australian subsidiary and certain other adjustments. We determined that our cumulative share of the total aggregate adjustments identified as part of the investigation was approximately $90 million and affected our fiscal years 2009 through 2017. In the second quarter 2017, we determined that the misstatements to our Equity in net income of unconsolidated affiliates in prior years and the first quarter of 2017 identified through the IIC's review were immaterial to our previously issued financial statements. However, we concluded that the cumulative correction of these misstatements would have had a material effect on our full year 2017 consolidated financial statements. Accordingly, we revised our previously issued annual consolidated financial statements for 2015 and 2016. As a result of the IIC’s findings and recommendations, Fuji Xerox began the process of implementing improved management controls, an entity level monitoring system for financial statements of subsidiaries, and oversight and governance policies, practices and procedures.
In 2018, in connection with the completion of the audits of Fuji Xerox’s fiscal year-end financial statements as of and for the years ended March 31, 2016 and 2017, as well as the review of Fuji Xerox’s unaudited interim financial statements as of and for the nine months ended December 31, 2017 and 2016, additional adjustments and misstatements were identified. These additional adjustments and misstatements were to the previously reported net income of Fuji Xerox for the period from 2010 through 2017 and are incremental to the items identified by the IIC noted above. These incremental adjustments primarily relate to Fuji Xerox’s Asia Pacific subsidiaries and involve improper revenue recognition, including revenue associated with leasing transactions, additional provisions for bad debt allowances and other asset impairments. In certain instances, some of the adjustments related to inappropriate accounting and reporting practices in the Fuji Xerox Asia Pacific subsidiaries and are further evidence of inadequate management oversight and an insufficient entity level monitoring system for financial statements of subsidiaries beyond what was previously identified by the IIC. Fuji Xerox is committed to implementing additional measures to remediate these newly identified issues.
Fuji Xerox recorded a cumulative charge of JPY 12 billion (approximately $110 million based on the Yen/U.S. Dollar average exchange rate for the quarter ended March 31, 2018 of 108.07) in their net loss for the quarter ended March 31, 2018 (our first quarter 2018) related to the correction of these additional adjustments and misstatements. Our recognition of 25% of Fuji Xerox’s net loss for Xerox’s first quarter 2018 included an approximately $28 million charge related to these adjustments and misstatements. We determined that the impact of the out-of-period misstatements was not material to Xerox's consolidated financial statements for any individual prior quarter or year and the adjustment to correct the misstatements is not expected to be material to our full year 2018 results.

Revenues

	Three Months Ended March 31,					% of Total Revenue
(in millions)	2018		2017	% Change	CC % Change	2018	2017
Equipment sales	$499		$513	(2.7)%	(6.4)%	20%	21%
Post sale revenue	1,936		1,941	(0.3)%	(4.1)%	80%	79%
Total Revenue	$2,435		$2,454	(0.8)%	(4.6)%	100%	100%

Reconciliation to Condensed Consolidated Statements of Income:
Sales	$933		$936	(0.3)%	(3.4)%
Less: Supplies, paper and other sales	(434)		(434)	—%	(2.4)%
Add: Equipment-related training(1)	—		11	NM	NM
Equipment Sales	$499		$513	(2.7)%	(6.4)%

Services, maintenance and rentals	$1,431		$1,442	(0.8)%	(5.1)%
Add: Supplies, paper and other sales	434		434	—%	(2.4)%
Add: Financing	71		76	(6.6)%	(10.6)%
Less: Equipment-related training(1)	—		(11)	NM	NM
Post Sale Revenue	$1,936		$1,941	(0.3)%	(4.1)%

North America	$1,438		$1,473	(2.4)%	(2.8)%	59%	60%
International	891		852	4.6%	(5.5)%	37%	35%
Other	106		129	(17.8)%	(17.8)%	4%	5%
Total Revenue(2)	$2,435		$2,454	(0.8)%	(4.6)%	100%	100%

Memo:
Managed Document Services(3)	$862	—	$820	5.1%	0.6%	35%	33%
____________________________
CC - Constant Currency (see "Non-GAAP Financial Measures" section).

(1)
In 2018, upon adoption of ASU 2014-09 Revenue Recognition, revenue from training related to equipment installation is now included in Equipment Sales. In prior periods, this revenue was reported within Services, maintenance and rentals.

(2)	Refer to Appendix II for our Geographic Sales Channels and Product/Offering Definitions.

(3)
Excluding equipment revenue, Managed Document Services (MDS) was $753 million in first quarter 2018 and $714 million in first quarter 2017, representing an increase of 5.5% including a 4.4-percentage point favorable impact from currency.

First quarter 2018 total revenue decreased 0.8% as compared to first quarter 2017, with a 3.8-percentage point favorable impact from currency. First quarter 2018 total revenue reflected the following:

•
Post sale revenue primarily reflects contracted services, equipment maintenance, supplies and financing. These revenues are associated with the population of devices in the field, which is affected by installs and removals, as well as the page volumes generated by the usage of such devices and the revenue per printed page. Post sale revenue decreased 0.3% as compared to first quarter 2017, with a 3.8-percentage point favorable impact from currency.

◦
Services, maintenance and rentals revenue includes rental and maintenance revenue (including bundled supplies) as well as the post sale component of the document services revenue from our Managed Document Services (MDS) offerings, and revenues from our Communication and Marketing Solutions (CMS). These revenues decreased 0.8%, with a 4.3-percentage point favorable impact from currency. The decline at constant currency[1] reflected the continuing trends of lower page volumes and a lower population of devices, which are partially associated with lower signings and installs in prior periods, as well as the impact of a higher mix of installs of lower usage products. These impacts are partially offset by higher revenues from MDS, driven by our SMB-focused channels, along with revenues from acquisitions within our Global Imaging business and higher revenues from developing markets.

◦	Supplies, paper and other sales includes unbundled supplies and other sales. These revenues were flat compared to the first quarter of 2017, with a 2.4-percentage point favorable impact from currency.

The decline at constant currency1 was driven by continued declines in equipment manufacturer (OEM) supplies as well as lower supplies demand consistent with a lower population of devices in the field, partially offset by higher supplies sales within our Global Imaging business.

◦
Financing revenue is generated from financed equipment sale transactions. The 6.6% decline in these revenues reflected a declining finance receivables balance due to lower equipment sales in prior periods and included a 4.0-percentage point favorable impact from currency.

	Three Months Ended March 31,				% of Equipment Sales
(in millions)	2018	2017	% Change	CC % Change	2018	2017
Entry(1)	$53	$56	(5.4)%	(10.9)%	11%	11%
Mid-range	334	332	0.6%	(2.5)%	67%	65%
High-end	92	97	(5.2)%	(9.4)%	18%	19%
Other(1)	20	28	(28.6)%	(28.6)%	4%	5%
Equipment Sales(2)	$499	$513	(2.7)%	(6.4)%	100%	100%
____________________________
CC - Constant Currency (see "Non-GAAP Financial Measures" section).

(1)
In 2018 revenues from our OEM business are included in Other, which had historically been reported within Entry. This reclassification was made to provide better transparency to our business results. Prior year amounts have been adjusted to conform to this change.

(2)
In 2018, upon adoption of ASU 2014-09 Revenue Recognition, revenue from training related to equipment installation is now included in Equipment Sales (previously included in Post Sale Revenue). Prior year amounts have been adjusted to conform to this change.

•
Equipment sales revenue decreased 2.7% as compared to first quarter 2017, with a 3.7-percentage point favorable impact from currency and was impacted by price declines of approximately 5% (which were in-line with our historic declines). This decrease also reflected the follow-on impact of higher entry and mid-range sales in fourth quarter 2017 related to the expansion of our U.S. indirect channels. The decline at constant currency[1] in entry sales reflected in part higher sales in the prior year related to the indirect channels transition to the new products as well as lower revenues within our indirect channel in the current year, and a higher mix of low-end personal devices mainly in our developing markets. Mid-range declined modestly at constant currency[1] reflecting higher installs of new products offset by ongoing declines consistent with overall market trends. The decrease at constant currency[1] in high-end sales primarily reflected lower revenues from iGen and continuous feed systems due in part to timing of installs in the prior year, as well as lower revenues from black-and-white systems consistent with market decline trends; these declines were partially mitigated by higher activity from the Versant entry production color systems that were launched in the second quarter of 2017.

Total Installs
Revenue associated with equipment installations (discussed below) may be reflected up-front in Equipment sales or over time either through rental income or as part of our Managed Document Services revenues (which are both reported within our post-sale revenues), depending on the terms and conditions of our agreements with customers.
Install activity includes Managed Document Services and Xerox-branded products shipped to Global Imaging Systems. Detail by product group (see Appendix II) is shown below:
Entry2

•	4% increase in color multifunction devices, reflecting demand for recently launched products.

•	18% increase in black-and-white multifunction devices, driven largely by higher activity for low-end devices in developing markets.
Mid-Range3

•	16% increase in mid-range color installs, reflecting higher demand for recently launched products.

•	11% increase in mid-range black-and-white, as demand for recently launched products more than offset market trends.
High-End3

•	6% increase in high-end color systems, as growth from Versant products offset lower installs of higher-end color systems.

•	9% decrease in high-end black-and-white systems reflecting market trends.

Signings
Signings are defined as estimated future revenues from contracts signed during the period, including renewals of existing contracts. Our reported signings mostly represent those from our Enterprise deals, as we do not currently include signings from our growing partner print services offerings or those from our Global Imaging Systems channel. Total Contract Value (TCV) is the estimated total contractual revenue related to signed contracts; our signings expressed in TCV were as follows:

	Three Months Ended March 31,
(in millions)	2018	2017	% Change	CC % Change
Signings	$509	$512	(0.6)%	(2.0)%
____________________________
CC - Constant Currency (see "Non-GAAP Financial Measures" section).
First quarter 2018 signings decreased 0.6% from first quarter 2017, with a 1.4-percentage point favorable impact from currency, reflecting lower contribution from new business. On a trailing twelve month (TTM) basis, signings increased 1.1% from the comparable prior year period, with a 0.5-percentage point unfavorable impact from currency.
New business TCV decreased 5.2% from first quarter 2017, with a 1.4-percentage point favorable impact from currency, and decreased 12.2% at constant currency1 on a TTM basis, led by lower signings in Europe.
Renewal Rate
Renewal rate is defined as the annual recurring revenue (ARR) on contracts that are renewed during the period as a percentage of ARR on all contracts for which a renewal decision was made during the period. Contract renewal rate for the first quarter 2018 was 85%, compared to our full year 2017 renewal rate of 84%.

____________________________

(1)	See the “Non-GAAP Financial Measures” section for an explanation of the non-GAAP financial measure.

(2)	Entry installations exclude OEM sales; including OEM sales, Entry color multifunction devices increased 7%, while Entry black-and-white multifunction devices increased 16%.

(3)
Mid-range and High-end color installations exclude Fuji Xerox digital front-end sales; including Fuji Xerox digital front-end sales, Mid-range color devices increased 16%, and High-end color systems increased 5%.

Costs, Expenses and Other Income
Summary of Key Financial Ratios
The following is a summary of key financial ratios used to assess our performance:

	Three Months Ended March 31,
(in millions)	2018	2017	B/(W)
Gross Profit	$970	$975	$(5)
RD&E	100	111	11
SAG	628	634	6

Equipment Gross Margin	32.3%	30.7%	1.6 pts.
Post sale Gross Margin	41.8%	42.1%	(0.3) pts.
Total Gross Margin	39.8%	39.7%	0.1 pts.
RD&E as a % of Revenue	4.1%	4.5%	0.4 pts.
SAG as a % of Revenue	25.8%	25.8%	—

Pre-tax Income (Loss)	$134	$(16)	$150
Pre-tax Income (Loss) Margin	5.5%	(0.7)%	6.2 pts.

Adjusted(1) Operating Profit	$253	$270	$(17)
Adjusted(1) Operating Margin	10.4%	11.0%	(0.6) pts.
____________________________
(1) See the “Non-GAAP Financial Measures” section for an explanation of the non-GAAP financial measure.
Pre-tax Income (Loss) Margin
First quarter 2018 pre-tax income margin of 5.5% increased 6.2-percentage points as compared to first quarter 2017. The increase was primarily driven by lower restructuring and related costs that reflected the phasing of our strategic transformation initiatives, as well as lower Other expense, net partially offset by Transaction related costs.
Adjusted1 Operating Margin
First quarter 2018 adjusted1 operating margin of 10.4% decreased 0.6-percentage points as compared to first quarter 2017, reflecting a 1.2-percentage point impact from lower Equity in net income (associated with our share of Fuji Xerox net income), partially offset by improvement in other areas of our business as a result of cost savings, including savings from strategic transformation, which more than offset the impact of revenue decline and investments in the business. Adjusted1 operating margin includes favorable transaction currency of 0.7-percentage points.
Gross Margin
First quarter 2018 gross margin of 39.8% increased by 0.1-percentage points compared to first quarter 2017. This performance reflected cost productivity savings, along with favorable transaction currency of 0.7-percentage points partially offset by the impact of lower revenues.
First quarter 2018 equipment gross margin of 32.3% increased 1.6-percentage points as compared to first quarter 2017, reflecting benefits from transaction currency and cost productivity savings.
First quarter 2018 post sale gross margin of 41.8% decreased 0.3-percentage points as compared to first quarter 2017 reflecting in part the impact of lower revenues, partially offset by net productivity savings as well as favorable transaction currency.
Research, Development and Engineering Expenses (RD&E)
First quarter 2018 RD&E as a percentage of revenue of 4.1% was 0.4-percentage points lower compared to first quarter 2017.
RD&E of $100 million decreased by $11 million compared to first quarter 2017 and reflected cost savings, including restructuring savings, and lower expenses from the sales of businesses and associated transfers of resources to third parties during the prior year. We strategically coordinate our R&D investments with Fuji Xerox.

Selling, Administrative and General Expenses (SAG)
SAG as a percentage of revenue of 25.8% was flat compared to first quarter 2017.
SAG of $628 million was $6 million lower than first quarter 2017, including an approximate $19 million unfavorable impact from currency as well as $9 million of accelerated depreciation related to the early termination of a capital lease associated with a surplus facility. These adverse impacts were more than offset by cost savings, including restructuring savings, partially offset by higher compensation and benefit expense as well as expenses from Global Imaging acquisitions. Bad debt expense of $13 million was flat compared to first quarter 2017 and remained at less than one percent of receivables.
Restructuring and Related Costs
First quarter 2018 restructuring and related costs of $28 million included $24 million of severance costs related to headcount reductions of approximately 400 employees worldwide and $12 million of lease cancellation charges reflecting continued optimization of our operating locations. These costs were partially offset by $8 million of net reversals for changes in estimated reserves from prior period initiatives. First quarter 2018 actions impacted several functional areas, with approximately 55% focused on gross margin improvements and approximately 45% on SAG reductions. Costs related to professional support services associated with the implementation of the Strategic Transformation program were minimal.
First quarter 2017 restructuring and related costs of $118 million included net restructuring and asset impairment charges of $108 million as well as $10 million of additional costs primarily related to professional support services associated with the implementation of the Strategic Transformation program.
First quarter 2017 net restructuring and asset impairment charges of $108 million included $108 million of severance costs related to headcount reductions of approximately 1,000 employees worldwide and $2 million of lease cancellation charges. The first quarter 2017 actions impacted several functional areas, with approximately 30% of the actions focused on gross margin improvements, approximately 60% on SAG reductions and approximately 10% on RD&E optimization. These costs were partially offset by $2 million of net reversals for changes in estimated reserves from prior period initiatives.
The restructuring reserve balance as of March 31, 2018 for all programs was $85 million, of which $82 million is expected to be spent over the next twelve months.
Transaction and Related Costs
During first quarter 2018, we recorded costs of $36 million related to Xerox's planned combination transaction with Fuji Xerox, which is currently halted as a result of a court injunction. These costs were primarily for third-party investment banking, accounting, legal, consulting and other similar types of services as well as certain employee-related costs associated with the planned combination. These costs will include additional expenses expected to be incurred in the second quarter 2018 related to the previously disclosed settlement agreement reached with certain shareholders primarily for third-party legal and other related costs.
Amortization of Intangible Assets
First quarter 2018 amortization of intangible assets of $12 million was $2 million lower than first quarter 2017.
Worldwide Employment
Worldwide employment was approximately 35,000 as of March 31, 2018 and decreased by approximately 300 from December 31, 2017. The reduction is primarily due to the impact of restructuring and productivity-related reductions.

Other Expenses, Net

	Three Months Ended March 31,
(in millions)	2018	2017
Non-financing interest expense	$31	$36
Non-service retirement-related costs	25	60
Interest income	(3)	(2)
Gains on sales of businesses and assets	(16)	—
Currency (gains) losses, net	(2)	3
Loss on sales of accounts receivable	1	3
Loss on early extinguishment of debt	—	13
Bridge facility costs	2	—
All other expenses, net	(6)	1
Other expenses, net	$32	$114

Non-financing interest expense
First quarter 2018 non-financing interest expense of $31 million was $5 million lower than first quarter 2017. When combined with financing interest expense (Cost of financing), total interest expense declined by $4 million from first quarter 2017 due to a lower debt balance reflecting debt repayments of approximately $1.3 billion in the first quarter 2017 partially offset by $1.0 billion of new debt issued in the third quarter 2017 to fund, among other things, a $500 million voluntary contribution to our U.S. defined benefit pension plans; the decline also reflected lower average interest rates. See "Debt and Customer Financing Activities" for further details.
Non-service retirement-related costs
First quarter 2018 non-service retirement related costs were $35 million lower than first quarter 2017, primarily driven by lower losses from pension settlements and the favorable impact of higher pension contributions and asset returns in the prior year.
Gains of sales of businesses and assets
First quarter 2018 gains on sales of businesses and assets of $16 million reflected the sale of non-core business assets.
Loss on early extinguishment of debt
During the first quarter of 2017, we recorded a $13 million loss associated with the repayment of $300 million in Senior Notes.
Income Taxes
First quarter 2018 effective tax rate was 29.9%. On an adjusted1 basis, first quarter 2018 effective tax rate was 28.3%. These rates were higher than the U.S. statutory tax rate of 21% primarily due to impacts associated with the 2017 Tax Act, as discussed below, as well as the geographical mix of profits. The adjusted1 effective tax rate excludes the tax benefits associated with the following charges: restructuring and related costs, amortization of intangible assets, transaction and related costs, non-service retirement-related costs and other discrete items.
First quarter 2017 tax benefit was at an effective tax rate of 150.0%, which was higher than the U.S. statutory tax rate of 35% primarily due to the favorable re-measurement of certain unrecognized tax positions. On an adjusted1 basis, first quarter 2017 tax expense was at an effective tax rate of 27.0% which was lower than the U.S. statutory tax rate primarily due to foreign tax credits and the geographic mix of profits. The adjusted1 effective tax rate excludes the majority of the benefit from the re-measurement of certain unrecognized tax positions as well as the tax benefits associated with the following charges: restructuring and related costs, amortization of intangible assets, non-service retirement-related costs and other discrete items.
Our effective tax rate is based on nonrecurring events as well as recurring factors, including the taxation of foreign income. In addition, our effective tax rate will change based on discrete or other nonrecurring events that may not be predictable.

Tax Cuts and Jobs Act (the “Tax Act”)
On December 22, 2017, the Tax Cuts and Jobs Act (the “Tax Act”) was enacted. The Tax Act significantly revises the U.S. corporate income tax system by, among other things, lowering the U.S. statutory corporate income tax rate from 35% to 21% and implementing a territorial tax system that includes a one-time transition tax on deemed repatriated earnings of foreign subsidiaries.
During the fourth quarter 2017, we recorded an estimated non-cash charge of $400 million reflecting the impact associated with the provisions of the Tax Act based on currently available information. Our estimated charge incorporates assumptions made based on our current interpretation of the Tax Act as well as currently available information and may change, possibly materially, as we complete our analysis and receive additional clarification and implementation guidance. Changes in interpretations and assumptions as well as actions we may take as a result of the Tax Act may also impact this estimated charge. The $400 million estimated provisional charge continues to be our best estimate of the impacts from the Tax Act and no further adjustment of that charge was made in the first quarter 2018. However, we continue to evaluate the impacts from the Tax Act and likely will do so through the filing of our 2017 U.S. Tax Return in the third quarter 2018. Any adjustments to these provisional amounts will be reported as a component of Income tax expense in the reporting period in which any such adjustments are determined.
Effective January 1, 2018, we became subject to several provisions of the Tax Act including computations related to Global Intangible Low Taxed Income ("GILTI"), Foreign Derived Intangible Income ("FDII"), Base Erosion and Anti-Abuse Tax ("BEAT"), and IRC Section 163(j) interest limitation (Interest Limitation). Our current estimate for the GILTI, FDII and Interest Limitation rules was determined to be immaterial, however we currently estimate that we are subject to BEAT. Accordingly, our first quarter 2018 effective tax rate includes the estimated impact for BEAT, which has also been incorporated into our estimated annual effective tax for 2018. Similar to the provisional charge recorded in the fourth quarter 2017 associated with the enactment of the Tax Act, the estimates for these additional provisions of the Tax Act were made based on our current interpretation of the Tax Act as well as currently available information and may change, as we complete our analysis and receive additional clarification and implementation guidance. Changes in interpretations and assumptions as well as actions we may take as a result of the Tax Act may also impact these estimates.
Equity in Net (Loss) Income of Unconsolidated Affiliates
Equity in net (loss) income of unconsolidated affiliates primarily reflects our 25% share of Fuji Xerox net loss. First quarter 2018 equity loss of $68 million included an approximate $28 million charge related to the out-of-period adjustments described in the "Fuji Xerox Adjustments" section and was $108 million worse compared to first quarter 2017, including $79 million of higher year-over-year charges related to our share of Fuji Xerox after-tax restructuring and other charges. Other charges included costs associated with the combination transaction.

Net Income from Continuing Operations
First quarter 2018 net income from continuing operations attributable to Xerox was $23 million, or $0.08 per diluted share. On an adjusted1 basis, net income from continuing operations attributable to Xerox was $178 million, or $0.68 per diluted share. First quarter 2018 adjustments to net income include restructuring and related costs, amortization of intangible assets, transaction and related costs and non-service retirement-related costs as well as other discrete, unusual or infrequent items as described in our Non-GAAP Financial Measures section.
First quarter 2017 net income from continuing operations attributable to Xerox was $46 million, or $0.16 per diluted share. On an adjusted1 basis, net income from continuing operations attributable to Xerox was $176 million, or $0.67 per diluted share. First quarter 2017 adjustments to net income include restructuring and related costs, amortization of intangible assets and non-service retirement-related costs as well as other discrete, unusual or infrequent items as described in our Non-GAAP Financial Measures section.
See the "Non-GAAP Financial Measures" section for the calculation of adjusted EPS. The calculations of basic and diluted earnings per share are included as Appendix I.

____________________________

(1)	See the “Non-GAAP Financial Measures” section for an explanation of the non-GAAP financial measure.

Discontinued Operations
Business Process Outsourcing (BPO)
On December 31, 2016, Xerox completed the Separation of its BPO business through the Distribution of all of the issued and outstanding stock of Conduent to Xerox Corporation stockholders. As a result, the financial position and results of operations of the BPO Business are presented as discontinued operations and, as such, have been excluded from continuing operations for all periods presented. The loss from operations in the first quarter 2017 primarily reflected changes in estimates of separation-related costs.
Summarized financial information for our Discontinued Operations is as follows:

	Three Months Ended March 31,
(in millions)	2018	2017
Loss from operations	$—	$8
Loss on disposal	—	—
Net loss before income taxes	—	(8)
Income tax benefit	—	2
Loss from discontinued operations, net of tax	$—	$(6)

Capital Resources and Liquidity
The following summarizes our cash, cash equivalents and restricted cash:

	Three Months Ended March 31,
(in millions)	2018	2017	Change
Net cash provided by operating activities of continuing operations	$216	$132	$84
Net cash used in operating activities of discontinued operations	—	(80)	80
Net cash provided by operating activities	216	52	164

Net cash used in investing activities	(2)	(11)	9

Net cash used in financing activities	(117)	(1,258)	1,141

Effect of exchange rate changes on cash, cash equivalents and restricted cash	9	9	—
Increase (decrease) in cash, cash equivalents and restricted cash	106	(1,208)	1,314
Cash, cash equivalents and restricted cash at beginning of period	1,368	2,402	(1,034)
Cash, Cash equivalents and Restricted Cash at End of Period	$1,474	$1,194	$280
Cash Flows from Operating Activities
Net cash provided by operating activities of continuing operations was $216 million in first quarter 2018. The $84 million increase in operating cash from first quarter 2017 was primarily due to the following:

•
$71 million increase in pre-tax income before transaction and related costs, depreciation and amortization, gain on sales of businesses and assets, restructuring charges and defined benefit pension costs.

•
$123 million increase from accounts receivable primarily due to the timing of collections and lower revenue, as well as the prior year reclassification of $48 million of collections of deferred proceeds from the sales of accounts receivables to investing.

•	$20 million increase from finance receivables primarily related to a higher level of run-off due to lower originations.

•	$73 million decrease primarily related to the prior year settlements of foreign currency derivative contracts.

•	$29 million decrease from inventory primarily due to lower equipment sales.

•	$15 million decrease from higher pension contributions primarily in the U.K.

•	$15 million decrease due to payments for transaction and related costs.
Cash Flows from Investing Activities
Net cash used in investing activities was $2 million in first quarter 2018. The $9 million change from first quarter 2017 was primarily due to the following:

•	$54 million decrease primarily as a result of the termination of certain accounts receivables sales arrangements in fourth quarter 2017.

•	$15 million increase primarily from the sale of non-core business assets in 2018.

•	$11 million increase due to no acquisitions in 2018.

•	$8 million increase due to lower capital expenditures.
Cash Flows from Financing Activities
Net cash used in financing activities was $117 million in first quarter 2018. The $1,141 million decrease in the use of cash from first quarter 2017 was primarily due to the following:

•
$1,287 million decrease from net debt activity. 2018 reflects payments of $25 million related to the termination of a capital lease obligation and $13 million of bridge facility costs. 2017 reflects payments of $1.0 billion on Senior Notes and net payments of $326 million on the tender and exchange of certain Senior Notes including transaction costs.

•	$20 million decrease from common and preferred stock dividends.

•	$161 million increase resulting from the prior year final cash adjustment with Conduent.

•	$11 million increase due to higher distributions to noncontrolling interests as a result of the timing of payments.

Cash, Cash Equivalents and Restricted Cash
Restricted cash primarily relates to escrow cash deposits made in Brazil associated with tax and labor litigation. Various litigation matters in Brazil require us to make cash deposits to escrow as a condition of continuing the litigation. Restricted cash amounts are classified in our Condensed Consolidated Balance Sheets based on when the cash is expected to be contractually or judicially released.

(in millions)	March 31, 2018	December 31, 2017
Cash and cash equivalents	$1,398	$1,293
Restricted cash
Tax and labor litigation deposits in Brazil	72	72
Other restricted cash	4	3
Total Restricted cash	76	75
Cash, cash equivalents and restricted cash	$1,474	$1,368
Restricted cash was reported in the Condensed Consolidated Balance Sheet as follows:

(in millions)	March 31, 2018	December 31, 2017
Other current assets	$2	$1
Other long-term assets	74	74
Total Restricted cash	$76	$75

Debt and Customer Financing Activities

The following summarizes our debt:

(in millions)	March 31, 2018	December 31, 2017
Principal debt balance(1)	$5,552	$5,579
Net unamortized discount	(33)	(35)
Debt issuance costs	(30)	(32)
Fair value adjustments(2)
- terminated swaps	(4)	4
- current swaps	4	1
Total Debt	$5,489	$5,517
____________________________

(1)	Includes Notes Payable of $4 million and $6 million as of March 31, 2018 and December 31, 2017, respectively.

(2)
Fair value adjustments include the following: (i) fair value adjustments to debt associated with terminated interest rate swaps, which are being amortized to interest expense over the remaining term of the related notes; and (ii) changes in fair value of hedged debt obligations attributable to movements in benchmark interest rates. Hedge accounting requires hedged debt instruments to be reported inclusive of any fair value adjustment.

Finance Assets and Related Debt
The following represents our total finance assets, net associated with our lease and finance operations:

(in millions)	March 31, 2018	December 31, 2017
Total finance receivables, net(1)	$3,685	$3,752
Equipment on operating leases, net	448	454
Total Finance Assets, net(2)	$4,133	$4,206
____________________________

(1)	Includes (i) Billed portion of finance receivables, net, (ii) Finance receivables, net and (iii) Finance receivables due after one year, net as included in our Condensed Consolidated Balance Sheets.

(2)	The change from December 31, 2017 includes an increase of $36 million due to currency.

Our lease contracts permit customers to pay for equipment over time rather than at the date of installation; therefore, we maintain a certain level of debt (that we refer to as financing debt) to support our investment in these lease contracts, which are reflected in total finance assets, net. For this financing aspect of our business, we maintain an assumed 7:1 leverage ratio of debt to equity as compared to our finance assets.
Based on this leverage, the following represents the breakdown of total debt between financing debt and core debt:

(in millions)	March 31, 2018	December 31, 2017
Finance receivables debt(1)	$3,224	$3,283
Equipment on operating leases debt	392	397
Financing debt	3,616	3,680
Core debt	1,873	1,837
Total Debt	$5,489	$5,517
____________________________

(1)	Finance receivables debt is the basis for our calculation of "Cost of financing" expense in the Condensed Consolidated Statements of Income.
Sales of Accounts Receivable
Accounts receivable sales arrangements may be utilized in the normal course of business as part of our cash and liquidity management. Accounts receivable sold are generally short-term trade receivables with payment due dates of less than 60 days. During the fourth quarter 2017, we terminated all accounts receivable sales arrangements in North America and all but one arrangement in Europe. The remaining accounts receivable sales facility in Europe enables us to sell receivables associated with our distributor network on an ongoing basis without recourse. Under this arrangement, we sell our entire interest in the related accounts receivable for cash and no portion of the payment is held back or deferred by the purchaser.
Accounts receivable sales activities were as follows:

	Three Months Ended March 31,
(in millions)	2018	2017
Accounts receivable sales(1)	$103	$511
Deferred proceeds	—	52
Loss on sales of accounts receivable	1	3
Estimated decrease to operating cash flows(2)	(50)	(65)
____________________________

(1)
Customers may also enter into structured-payable arrangements that require us to sell our receivables from that customer to a third-party financial institution, which then makes payments to us to settle the customer's receivable. In these instances, we ensure the sale of the receivables are bankruptcy remote and the payment made to us is without recourse. The activity associated with these arrangements is not reflected in this disclosure as payments under these arrangements have not been material and these are customer directed arrangements.

(1)	Represents the difference between current and prior period accounts receivable sales adjusted for the effects of the deferred proceeds, collections prior to the end of the quarter and currency.

Forward-Looking Statements
Cautionary Statement Regarding Forward-Looking Statements
This release, and other written or oral statements made from time to time by management contain “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. The words “anticipate”, “believe”, “estimate”, “expect”, “intend”, “will”, “should” and similar expressions, as they relate to us, are intended to identify forward-looking statements. These statements reflect management’s current beliefs, assumptions and expectations and are subject to a number of factors that may cause actual results to differ materially. Such factors include but are not limited to: our ability to address our business challenges in order to reverse revenue declines, reduce costs and increase productivity so that we can invest in and grow our business; changes in economic and political conditions, trade protection measures, licensing requirements and tax laws in the United States and in the foreign countries in which we do business; changes in foreign currency exchange rates; our ability to successfully develop new products, technologies and service offerings and to protect our intellectual property rights; the risk that multi-year contracts with governmental entities could be terminated prior to the end of the contract term and that civil or criminal penalties and administrative sanctions could be imposed on us if we fail to comply with the terms of such contracts and applicable law; the risk that partners, subcontractors and software vendors will not perform in a timely, quality manner; actions of competitors and our ability to promptly and effectively react to changing technologies and customer expectations; our ability to obtain adequate pricing for our products and services and to maintain and improve cost efficiency of operations, including savings from restructuring actions; the risk that individually identifiable information of customers, clients and employees could be inadvertently disclosed or disclosed as a result of a breach of our security systems; reliance on third parties, including subcontractors, for manufacturing of products and provision of services; our ability to manage changes in the printing environment and expand equipment placements; interest rates, cost of borrowing and access to credit markets; funding requirements associated with our employee pension and retiree health benefit plans; the risk that our operations and products may not comply with applicable worldwide regulatory requirements, particularly environmental regulations and directives and anti-corruption laws; the outcome of litigation and regulatory proceedings to which we may be a party; the outcome of our process to evaluate all strategic alternatives to maximize shareholder value, including terminating or restructuring Xerox's relationship with FUJIFILM Holdings Corporation ("Fujifilm") and the proposed transaction with Fujifilm; and other factors that are set forth in the “Risk Factors” section, the “Legal Proceedings” section, the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section and other sections of our 2017 Annual Report on Form 10-K, as well as our Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with the SEC. Xerox assumes no obligation to update any forward looking statements as a result of new information or future events or developments, except as required by law.
Fuji Xerox Co., Ltd. (“Fuji Xerox”) is a joint venture between Xerox and Fujifilm in which Xerox holds a noncontrolling 25% equity interest and Fujifilm holds the remaining equity interest. Given our status as a minority investor, we have limited contractual and other rights to information with respect to Fuji Xerox matters. In April 2017, Fujifilm formed an independent investigation committee (the “IIC”) to primarily conduct a review of the appropriateness of the accounting practices at Fuji Xerox’s New Zealand subsidiary and at other subsidiaries. The IIC completed its review during the second quarter 2017 and identified aggregate adjustments to Fuji Xerox’s financial statements of approximately JPY 40 billion (approximately $360 million) primarily related to misstatements at Fuji Xerox’s New Zealand and Australian subsidiaries. We determined that our share of the total adjustments identified as part of the investigation was approximately $90 million and impacted our fiscal years 2009 through 2017. We revised our previously issued annual and interim consolidated financial statements for 2014, 2015 and 2016 and the first quarter of 2017. However, Fujifilm and Fuji Xerox continue to review Fujifilm’s oversight and governance of Fuji Xerox as well as Fuji Xerox’s oversight and governance over its businesses in light of the findings of the IIC.
In 2018, in connection with the completion of audits of Fuji Xerox’s fiscal year-end financial statements as of and for the years ended March 31, 2016 and 2017, as well as the review of Fuji Xerox’s unaudited interim financial statements as of and for the nine months ended December 31, 2017 and 2016, additional adjustments and misstatements were identified. These additional adjustments and misstatements were to the net income of Fuji Xerox for the period from 2010 through 2017 previously revised for the items identified by the IIC noted above. At this time, we can provide no assurances relative to the outcome of any potential governmental investigations or any consequences thereof that may happen as a result of this matter.

Non-GAAP Financial Measures
We have reported our financial results in accordance with generally accepted accounting principles (GAAP). In addition, we have discussed our financial results using the non-GAAP measures described below. We believe these non-GAAP measures allow investors to better understand the trends in our business and to better understand and compare our results. Accordingly, we believe it is necessary to adjust several reported amounts, determined in accordance with GAAP, to exclude the effects of certain items as well as their related income tax effects.
A reconciliation of these non-GAAP financial measures to the most directly comparable financial measures calculated and presented in accordance with GAAP are set forth below as well as in the first quarter 2018 presentation slides available at www.xerox.com/investor.

These non-GAAP financial measures should be viewed in addition to, and not as a substitute for, the company’s reported results prepared in accordance with GAAP.
Adjusted Earnings Measures

•	Net income and Earnings per share (EPS)

•	Effective tax rate

The above measures were adjusted for the following items:

•
Amortization of intangible assets: The amortization of intangible assets is driven by our acquisition activity which can vary in size, nature and timing as compared to other companies within our industry and from period to period. The use of intangible assets contributed to our revenues earned during the periods presented and will contribute to our future period revenues as well. Amortization of intangible assets will recur in future periods.

•
Restructuring and related costs: Restructuring and related costs include restructuring and asset impairment charges as well as costs associated with our Strategic Transformation program beyond those normally included in restructuring and asset impairment charges. Restructuring consists of costs primarily related to severance and benefits paid to employees pursuant to formal restructuring and workforce reduction plans. Asset impairment includes costs incurred for those assets sold, abandoned or made obsolete as a result of our restructuring actions, exiting from a business or other strategic business changes. Additional costs for our Strategic Transformation program are primarily related to the implementation of strategic actions and initiatives and include third-party professional service costs as well as one-time incremental costs. All of these costs can vary significantly in terms of amount and frequency based on the nature of the actions as well as the changing needs of the business. Accordingly, due to that significant variability, we will exclude these charges since we do not believe they provide meaningful insight into our current or past operating performance nor do we believe they are reflective of our expected future operating expenses as such charges are expected to yield future benefits and savings with respect to our operational performance.

•
Non-service retirement-related costs: Our defined benefit pension and retiree health costs include several elements impacted by changes in plan assets and obligations that are primarily driven by changes in the debt and equity markets as well as those that are predominantly legacy in nature and related to employees who are no longer providing current service to the company (e.g. retirees and ex-employees). These elements include (i) interest cost, (ii) expected return on plan assets, (iii) amortization of prior plan amendments, (iv) amortized actuarial gains/losses and (v) the impacts of any plan settlements/curtailments. Accordingly, we consider these elements of our periodic retirement plan costs to be outside the operational performance of the business or legacy costs and not necessarily indicative of current or future cash flow requirements. This approach is consistent with the classification of these costs as non-operating in Other expenses, net as a result of our adoption of ASU 2017-07 - Reporting of Retirement Related Benefit Costs in 2018. Adjusted earnings will continue to include the service cost elements of our retirement costs, which is related to current employee service as well as the cost of our defined contribution plans.

•
Transaction and related costs: Transaction and related costs are expenses incurred in connection with Xerox's planned combination transaction with Fuji Xerox, which is currently halted as a result of a court injunction. These costs are primarily for third-party investment banking, accounting, legal, consulting and other similar types of services as well as certain employee-related costs associated with the planned combination. These costs will include additional expenses expected to be incurred in the second quarter 2018 related to the previously disclosed settlement agreement reached with certain shareholders primarily for third-party legal and other related costs. These costs are considered incremental to our normal operating charges and were incurred or are expected to be incurred solely as a result of the planned combination transaction and the related shareholder settlement agreement. Accordingly, we are excluding these expenses from our Adjusted Earnings Measures in order to evaluate our performance on a comparable basis.

•
Restructuring and other charges - Fuji Xerox: We also adjust our 25% share of Fuji Xerox’s net income for similar items noted above such as Restructuring and related costs and Transaction and related costs based on the same rationale discussed above.

•	Other discrete, unusual or infrequent items: In addition, we also excluded the following items given their discrete, unusual or infrequent nature and their impact on our results for the period:

◦
2018 - Bridge facility costs relate to the previously disclosed $2.5 billion bridge loan facility, which was entered into in the first quarter 2018 to provide funding for the payment of the expected $2.5 billion dividend associated with the Fuji Xerox combination transaction in the event Xerox does not secure permanent financing. Since these costs are related to the Fuji Xerox combination transaction, the exclusion was considered consistent with Transaction and related costs discussed above.

◦	2017 - Loss on early extinguishment of debt in the first quarter of 2017.

◦	2017 - A benefit from the remeasurement of a tax matter in the first quarter of 2017 that related to a previously adjusted item.

We believe the exclusion of these items allows investors to better understand and analyze the results for the period as compared to prior periods and expected future trends in our business.
Adjusted Operating Income/Margin
We also calculate and utilize adjusted operating income and margin measures by adjusting our reported pre-tax income (loss) and margin amounts. In addition to the costs and expenses noted as adjustments for our Adjusted Earnings measures, adjusted operating income and margin also exclude the remaining amounts included in Other expenses, net, which are primarily non-financing interest expense and certain other non-operating costs and expenses. We exclude these amounts in order to evaluate our current and past operating performance and to better understand the expected future trends in our business. Adjusted Operating income and margin also include Equity in net (loss) income of unconsolidated affiliates. Equity in net (loss) income of unconsolidated affiliates primarily reflects our 25% share of Fuji Xerox's net income. We include this amount in our measure of operating income and margin as Fuji Xerox is our primary product supplier and intermediary to the Asia/Pacific market for distribution of Xerox branded products and services.
Constant Currency
To better understand trends in our business, we believe that it is helpful to adjust revenue to exclude the impact of changes in the translation of foreign currencies into U.S. dollars. We refer to this adjusted revenue as “constant currency.” This impact is calculated by translating current period activity in local currency using the comparable prior year period's currency translation rate. This impact is calculated for all countries where the functional currency is the local country currency. The constant currency impact for signings growth is calculated on the basis of plan currency rates. Management believes the constant currency measure provides investors an additional perspective on revenue trends. Currency impact can be determined as the difference between actual growth rates and constant currency growth rates.
Free Cash Flow
To better understand trends in our business, we believe that it is helpful to adjust operating cash flows from continuing operations by subtracting amounts related to capital expenditures (inclusive of internal use software). In addition, we also believe that prior period operating cash flows from continuing operations should also be adjusted to include the collections on beneficial interests received in a sale of receivables as these cash flows were the result of sales to customers. Management believes this measure gives investors an additional perspective on cash flow from operating activities in excess of amounts required for reinvestment. It provides a measure of our ability to fund acquisitions, dividends and share repurchase.
Summary:
Management believes that all of these non-GAAP financial measures provide an additional means of analyzing the current period’s results against the corresponding prior period’s results. However, these non-GAAP financial measures should be viewed in addition to, and not as a substitute for, the company’s reported results prepared in accordance with GAAP. Our non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable GAAP measures and should be read only in conjunction with our consolidated financial statements prepared in accordance with GAAP. Our management regularly uses our supplemental non-GAAP financial measures internally to understand, manage and evaluate our business and make operating decisions. These non-GAAP measures are among the primary factors management uses in planning for and forecasting future periods. Compensation of our executives is based in part on the performance of our business based on these non-GAAP measures.
A reconciliation of these non-GAAP financial measures and the most directly comparable measures calculated and presented in accordance with GAAP are set forth on the following tables:
Net Income and EPS reconciliation:

	Three Months Ended March 31, 2018		Three Months Ended March 31, 2017
(in millions, except per share amounts)	Net Income	EPS	Net Income	EPS
Reported(1)	$23	$0.08	$46	$0.16
Adjustments:
Restructuring and related costs	28		118
Amortization of intangible assets	12		14
Transaction and related costs	36		—
Non-service retirement-related costs	25		60
Loss on early extinguishment of debt	—		13
Bridge facility costs	2		—
Income tax on adjustments(2)	(27)		(59)
Remeasurement of unrecognized tax positions	—		(16)
Restructuring and other charges - Fuji Xerox(3)	79		—
Adjusted	$178	$0.68	$176	$0.67
Dividends on preferred stock used in adjusted EPS calculation(4)		$—		$—
Weighted average shares for adjusted EPS(4)		264		263
Fully diluted shares at end of period(5)		264
____________________________

(1)	Net income and EPS from continuing operations attributable to Xerox.

(2)	Refer to Effective Tax Rate reconciliation.

(3)	Other charges in 2018 represent costs associated with the combination transaction.

(4)
For those periods that exclude the preferred stock dividend, the average shares for the calculations of diluted EPS include 7 million shares associated with our Series B convertible preferred stock, as applicable.

(5)
Represents common shares outstanding at March 31, 2018 as well as shares associated with our Series B convertible preferred stock plus potential dilutive common shares as used for the calculation of diluted earnings per share for the first quarter 2018.

Effective Tax Rate reconciliation:

	Three Months Ended March 31, 2018			Three Months Ended March 31, 2017
(in millions)	Pre-Tax Income	Income Tax Expense	Effective Tax Rate	Pre-Tax (Loss) Income	Income Tax (Benefit) Expense	Effective Tax Rate
Reported(1)	$134	$40	29.9%	$(16)	$(24)	150.0%
Non-GAAP Adjustments(2)	103	27		205	59
Remeasurement of unrecognized tax positions	—	—		—	16
Adjusted(3)	$237	$67	28.3%	$189	$51	27.0%
____________________________

(1)	Pre-Tax Income (Loss) and Income Tax Expense (Benefit) from continuing operations.

(2)	Refer to Net Income and EPS reconciliation for details.

(3)
The tax impact on Adjusted Pre-Tax Income from continuing operations is calculated under the same accounting principles applied to the As Reported Pre-Tax Income (Loss) under ASC 740, which employs an annual effective tax rate method to the results.

Operating Income / Margin reconciliation:

	Three Months Ended March 31, 2018			Three Months Ended March 31, 2017
(in millions)	Profit	Revenue	Margin	(Loss) Profit	Revenue	Margin
Reported(1)	$134	$2,435	5.5%	$(16)	$2,454	(0.7)%
Adjustments:
Restructuring and related costs	28			118
Amortization of intangible assets	12			14
Transaction and related costs	36			—
Non-service retirement-related costs	25			60
Equity in net (loss) income of unconsolidated affiliates	(68)			40
Restructuring and other charges - Fuji Xerox(2)	79			—
Other expenses, net	7			54
Adjusted	$253	$2,435	10.4%	$270	$2,454	11.0%
Equity in net (loss) income of unconsolidated affiliates	68			(40)
Restructuring and other charges - Fuji Xerox(2)	(79)			—
Adjusted(3)	$242	$2,435	9.9%	$230	$2,454	9.4%
____________________________

(1)	Pre-Tax Income (Loss) and revenue from continuing operations.

(2)	Other charges in 2018 represent costs associated with the combination transaction.

(3)	Also referred to as "Core operating profit, excluding equity income"

Free Cash Flow reconciliation:

	Three Months Ended March 31,
(in millions)	2018	2017
Operating Cash Flows from Continuing Operations	$216	$132
Less: Capital Expenditures (including Internal Use Software)	(18)	(26)
Add: Collections on beneficial interests received in sales of receivables	—	54
Free Cash Flows from Continuing Operations	$198	$160

APPENDIX I
Xerox Corporation
Earnings per Common Share
(in millions except per share data, shares in thousands)

	Three Months Ended March 31,
	2018	2017
Basic Earnings (Loss) per Share:
Net income from continuing operations attributable to Xerox	$23	$46
Accrued dividends on preferred stock	(4)	(4)
Adjusted net income from continuing operations available to common shareholders	$19	$42
Net loss from discontinued operations attributable to Xerox	—	(6)
Adjusted net income available to common shareholders	$19	$36
Weighted average common shares outstanding	254,660	254,038
Basic Earnings (Loss) per Share:
Continuing operations	$0.08	$0.17
Discontinued operations	—	(0.03)
Basic Earnings per Share	$0.08	$0.14
Diluted Earnings (Loss) per Share:
Net income from continuing operations attributable to Xerox	$23	$46
Accrued dividends on preferred stock	(4)	(4)
Adjusted net income from continuing operations available to common shareholders	$19	$42
Net loss from discontinued operations attributable to Xerox	—	(6)
Adjusted net income available to common shareholders	$19	$36
Weighted average common shares outstanding	254,660	254,038
Common shares issuable with respect to:
Restricted stock and performance shares	2,810	2,104
Adjusted weighted average common shares outstanding	257,470	256,142
Diluted Earnings (Loss) per Share:
Continuing operations	$0.08	$0.16
Discontinued operations	—	(0.02)
Diluted Earnings per Share	$0.08	$0.14
The following securities were not included in the computation of diluted earnings per share as they were either contingently issuable shares or shares that if included would have been anti-dilutive:
Restricted stock and performance shares	2,977	3,937
Convertible preferred stock	6,742	6,742
Total Anti-Dilutive Securities	9,719	10,679

Dividends per Common Share	$0.25	$0.25

APPENDIX II
Xerox Corporation
Geographic Sales Channels and Product/Offering Definitions

Our business is aligned to a geographic focus and is primarily organized on the basis of go-to-market sales channels, which are structured to serve a range of customers for our products and services:

•	North America, which includes our sales channels in the U.S. and Canada.

•	International, which includes our sales channels in Europe, Eurasia, Latin America, Middle East, Africa and India.

•	Other, primarily includes our OEM business, as well as sales to and royalties from Fuji Xerox, and our licensing revenue.

Our products and offerings include:

•	“Entry”, which includes A4 devices and desktop printers. Prices in this product group can range from approximately $150 to $3,000.

•
“Mid-Range”, which includes A3 Office and Light Production devices that generally serve workgroup environments in mid to large enterprises. Prices in this product group can range from approximately $2,000 to $75,000+.

•
“High-End”, which includes production printing and publishing systems that generally serve the graphic communications marketplace and large enterprises. Prices for these systems can range from approximately $30,000 to $1,000,000+.

•
Managed Document Services (MDS) revenue, which includes solutions and services that span from managing print to automating processes to managing content. Our primary offerings within MDS are Managed Print Services (including from Global Imaging Systems), as well as workflow automation services, and Centralized Print Services and Solutions (CPS). MDS excludes Communication and Marketing Solutions (CMS).

APPENDIX III
Xerox Corporation
Correction of Fuji Xerox Misstatement in Prior Period Financial Statements
(As Presented in our Second-Quarter 2017 Earnings Release)

Revised Consolidated Statements of Income and Non-GAAP Financial Measures
Fuji Xerox is a joint venture between Xerox Corporation and FUJIFILM Holdings Corporation (“Fujifilm”) in which Xerox holds a noncontrolling 25% equity interest and Fujifilm holds the remaining equity interest. Refer to "Fuji Xerox Adjustments" for additional information regarding the results of a review of accounting practices at Fuji Xerox and the associated impact of adjustments to our previously reported Equity in net income of unconsolidated affiliates, resulting from that review.

The following tables reconcile selected lines from the company’s first quarter 2017 Consolidated Statements of Income and applicable non-GAAP Operating Income/Margin reconciliations from the previously reported amounts to the revised amounts. These revisions did not have an impact on the company's operating cash flows.

	Three Months Ended March 31, 2017
(in millions)	As Reported	Adjustment	As Revised
Equity in net income of unconsolidated affiliates	$16	$24	$40
Income from Continuing Operations	24	24	48
Net Income	18	24	42
Net Income Attributable to Xerox	16	24	40

Net income from continuing operations attributable to Xerox	$22	$24	$46

Basic Earnings per Share:
Continuing operations	$0.07	$0.10	$0.17
Total	$0.05	$0.09	$0.14

Diluted Earnings per Share:
Continuing operations	$0.07	$0.09	$0.16
Total	$0.05	$0.09	$0.14

Non-GAAP Measures
Adjusted Net Income	$154	$24	$178
Adjusted EPS	$0.58	$0.09	$0.67

Adjusted Operating Profit(1)	$250	$24	$274
Adjusted Operating Margin	10.2%		11.2%
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(1) As reported Adjusted Operating Profit excludes Fuji Xerox restructuring charges.